 Exhibit 5.1

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022-7650
+1 212 521 5400
Fax +1 212 521 5450
reedsmith.com

January 10, 2013

Kingold Jewelry, Inc.
15 Huangpu Science and Technology Park
Jiang'an District
Wuhan, Hubei Province, PRC 430023

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Kingold Jewelry, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 7,000,000 shares (the “Firm Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and warrants (the “Warrants”) to purchase an additional 2,800,000 Shares of Common Stock (the “Warrant Shares” and together with the Firm Shares, the “Shares”) pursuant to that certain Subscription Agreement, dated January 10, 2013 (the “Subscription Agreement”), between the Company and the investors named therein (the “Investors”). The Shares and the Warrants will be offered and sold to the Investors pursuant to the prospectus supplement, dated January 10, 2013 (the “Prospectus Supplement”), supplementing the prospectus dated March 13, 2012 (the “Base Prospectus”), that forms part of the Company’s shelf registration statement on Form S-3 (File No. 333-179694) (the “Registration Statement”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

As U.S. securities counsel for the Company, we have examined (i) the Prospectus; (ii) the Registration Statement; (iii) the form of certificate used to evidence the Common Stock; (iv) an executed copy of the Subscription Agreement; (v) the form of stock purchase warrant (the “Warrant Agreement”) to be used to evidence the Warrants and (vi) certain resolutions of the Board of Directors of the Company adopted on January 9, 2013, each as certified by the Secretary of the Company on the date hereof as being true, correct and complete, relating to, among other things, the execution and delivery of the Subscription Agreement and the Warrant Agreements and the issuance and sale of the Shares and the Warrants (the “Resolutions”).

We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

NEW YORK ♦ LONDON ♦ HONG KONG ♦ CHICAGO ♦ WASHINGTON, D.C. ♦ BEIJING ♦ PARIS ♦ LOS ANGELES ♦ SAN FRANCISCO ♦ PHILADELPHIA ♦ SHANGHAI ♦ PITTSBURGH

MUNICH ♦ ABU DHABI ♦ PRINCETON ♦ NORTHERN VIRGINIA ♦ WILMINGTON ♦ SILICON VALLEY ♦ DUBAI ♦ CENTURY CITY ♦ RICHMOND ♦ GREECE

Kingold Jewelry, Inc.
January 10, 2013

Based on, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the Shares have been duly authorized and, when issued and delivered by the Company pursuant to the provisions of the Subscription Agreement (and, in the case of the Warrant Shares, upon exercise of the Warrants in accordance with the terms of the Warrant Agreements) against payment of the requisite consideration therefor, will be validly issued, fully paid and non-assessable and (ii) the Warrants have been duly authorized and, upon execution and delivery of a Warrant Agreement pursuant to the provisions of the Subscription Agreement, the Warrants will constitute valid and binding obligations of the Company subject only to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally.

This opinion letter is limited to the federal laws of the United States of America and the Delaware General Corporation Law. We express no opinion, and make no statement, as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of Delaware, or as to any matters arising thereunder or relating thereto.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Shares or Warrants.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion letter as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ Reed Smith LLP

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